UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

June 12, 2008

Date of Report (Date of earliest event reported)

ENERSYS

(Exact name of registrant as specified in its charter)

Delaware	1-32253	23-3058564
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

2366 Bernville Road, Reading, Pennsylvania	19605
(Address of principal executive offices)	(Zip Code)

(610) 208-1991

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on June 12, 2008, and in connection with EnerSys’ compliance with the director independence rules of The New York Stock Exchange, Kenneth F. Clifford, a designee of Metalmark Capital LLC (“Metalmark”) pursuant to a Securityholder Agreement, dated as of July 26, 2004, as amended, between Metalmark, EnerSys, certain institutional stockholders and certain members of EnerSys’ senior management, resigned as a member of the Board of Directors of EnerSys. Mr. Clifford’s resignation did not result from any disagreement with EnerSys on any matter relating to its operations, policies or practices.

Based upon the recommendation of the Nominating and Corporate Governance Committee, effective June 12, 2008, the Board of Directors of EnerSys appointed Joseph C. Muscari as a Class III director of EnerSys’ Board of Directors with a term expiring at the 2010 annual meeting of stockholders and filling the vacancy created by the resignation of Mr. Clifford.

Board committee assignments have not yet been determined for Mr. Muscari. Mr. Muscari does not have an interest requiring disclosure under Item 404(a) of Regulation S-K. Mr. Muscari will be compensated for services as a director on the same basis as other non-employee directors of EnerSys, including annual retainers, fees for attending board and committee meetings, eligibility to participate in EnerSys’ Voluntary Deferred Compensation Plan for Non-Employee Directors and eligibility to receive other stock-based awards as may be approved from time to time by the Board of Directors of EnerSys.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERSYS

Dated: June 18, 2008

	By:	/s/ Richard W. Zuidema
Richard W. Zuidema
Executive Vice President—Administration and Secretary